Transcript of Daegis, Inc. Fiscal Year 2014 Fourth Quarter Earnings Call June 17, 2014

Participants
     Deb Thorton – Investor Relations
     Tim Bacci – CEO
     Susan Conner – CFO

Analysts
     Jim Zimmerman, Lowell Capital

Presentation

Operator
Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Daegis Fiscal 2014 Fourth Quarter and Year-End conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. This conference is being recorded today, Tuesday, June 17, 2014.

I would now like to turn the conference over to Deb Thorton with Daegis Investor Relations.

Deb Thorton – Investor Relations
Thank you, Yolanda, and welcome, everyone. With me today to lead the discussion and take your questions are Daegis’ CEO, Tim Bacci, and Chief Financial Officer, Susan Conner. Our earnings release was issued at 4:00 p.m. EDT today and is available in the press release section of our Website at www.daegis.com. The recording of today’s call will be available for replay in the investor relations section of our Website.

Before we begin I’d like to remind you that the comments made on today’s all may include projections or other forward-looking statements regarding the future operations, opportunities or financial performance of Daegis within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These statements involve a high degree of known and unknown risks and uncertainties and actual results and circumstances may differ materially from those discussed. Please refer to the risk factors and other disclosures contained in our most recent report on Form 10-K, 10-Q and 8-K filed with the SEC for a more detailed discussion of the risk factors that could materially affect results.

The forward-looking statements made in today’s conference call are based on information available as of today, June 17, 2014 and Daegis assumes no obligation to update such statements to reflect events or circumstances after today’s date.

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Daegis reports non-GAAP financial results. Included in the press release is the complete reconciliation of the non-GAAP financial measures to the applicable GAAP measures. Although not a substitute for a GAAP presentation, we feel the non-GAAP information allows for meaningful year-over-year comparisons and more clearly identifies the actual operating results for the company.

I’d now like to introduce Tim Bacci.

Tim Bacci – CEO
Good afternoon, everyone, and thanks for joining us on the call today. I’ll begin with the business overview and then we’ll turn the call over to Susan, who will walk us through the financial results. We’ll then take your questions.

We made significant progress this past fiscal year, although it wasn’t reflected in the fourth quarter top line. For the quarter, we generated a GAAP profit on the bottom line, our first in several quarters, and strengthened our EBITDA margins and balance sheet to the strongest they’ve been in the past several recording periods.

The operational efficiencies we’ve achieved are the result of combining our archive and e-discovery businesses in the overall realignment of the company that commenced 24 months ago. We solidly executed on our strategy in fiscal 2014 and achieved our key milestones to transform this business to meet the current future market demand. We embarked on a long-term strategy to transform our products and business to meet the information governance challenges corporations face.

The rate in which data will grow over the next five years is staggering. Corporations are moving beyond backup tapes in storage to more complete data management and governance solutions. Just to quote some statistics, IDC predicts enterprise data growth will average approximately 50% per year through 2016 with the cost to store that data consuming roughly 20% of the typical IT budget.

Analysts also estimate that every gigabyte of data potentially removed from the enterprises databases saves an average of $18,000. These are real and ongoing operational expenses for corporations. An archive solution solves these costly challenges. Add to this a seamless integration with an e-discovery system for investigation’s litigation needs and corporations now have a complete information governance solution. This is where Daegis excels. Our combined archive and e-discovery platform delivers a comprehensive solution that streamlines costs, reduces the risk associated with losing or corrupting data.

In looking at the business over the course of the past 12 months it’s evident that there are two principle areas where we’ve been challenged. Those are one, elongated sales cycles and two, the difficulty of identifying and hiring high performance sales people with the combined expertise in information governance archiving and e-discovery.

As for the latter, we’ve experienced a bigger challenge in this area than we expected. Again, in looking back, the job description for this type of sales role has changed dramatically in the past year. This is principally due to the disruptive nature of our combined product offering and a focus on selling directly to enterprises. Improving and optimizing the entire recruiting process is front and center and a high priority for this entire senior team.

As for the longer sales cycles we’re experiencing, we’ve made a conscious effort to move away from short-term project-based revenue to longer-term product licenses subscription revenue. This is the natural result of that process. The good news is our strategy will not only result in more predictable and consistent revenue streams but also larger, longer-term contracts. It should also be noted that where the archive has always been an on-premise solution for our clients, we’re quickly moving towards a cloud-based and managed archived solution that should significantly decrease the sales cycle.

As for the searching analytics built into our platform, our software recently received strong accolades. We received judicial acceptance for our managed review process in the technology-assisted review solution called Acumen in a case in New Mexico. The matters started with three-and-a-half million documents. Using our search analytics tools and predictive coding, the total number of documents up for a human review was reduced to 116,000 at the end of the process.

The judge found that technology-assisted review, or TAR, enabled the reviewers to work more efficiently and identify potentially relevant information with greater accuracy than standard linear review. We are one of the few vendors with TAR organically built into our e-discovery platform.

Now, switching over to the development database and migration side, the Gupta business had a solid year with the launch of TD Mobile and increased traction with migration deals for Composer. TD Mobile is gaining momentum as the enterprise mobile application market, still in [indiscernible] stages, continues to unfold. It is and will continue to be a priority for companies to drive efficiencies by allowing employee access to relevant corporate information on mobile devices. TD Mobile simplifies how standard technologies are used for mobile application development, including HTML5 and Java script.

This approach has significant benefits. One, companies only have to build and maintain one application which can be deployed across multiple disparate devices such as mobile phones and tablets. Two, there’s a lower cost to development due to a compressed development timeline. And three, developers with broad skill levels can use the product versus only mobile development experts.

This has great appeal for internal development teams at corporations. We built TD mobile to address these enterprise needs. In fact, we issued a press release yesterday highlighting how one of our customers is using TD Mobile to optimize their inventory process. We’re adding new functionality to the product based on what we’re hearing from customers and will be announcing a new software version later in the quarter.

On the Composer front, we added new customers who are implementing large strategic migration projects, typically from a Lotus Notes environment to a Microsoft environment. We expect to see add-on projects from these existing customers as well as net new customers in this fiscal year.

On the operations side, I’ve spoken in the past about some of the steps taken to right size our operating costs, including a reduction in our total real estate footprint and the centralizing of operational functions into our Dallas office. We’re starting to see the fruits of our labor pay off in the form of, but not limited to, expanded EBITDA margins and an improved balance sheet. As a reminder, when we embarked on this strategy last year I communicated this would be a second half of calendar year 2014 story for the company. That hasn’t changed. We expect we’ll see the – we’ll reverse the declining revenue trend and begin to see a sequential uptick in revenue the latter half of the calendar year.

Now let me turn the call over to Susan, who will walk you through the financial results.

Susan Conner – CFO
Thank you, Tim. Before I begin my remarks I’ll remind you of the change we’ve made to our reporting segments last quarter. Following the alignment of alignment and e-discovery we are reporting the business as one segment, and as a result of this, our development database and migration tools business is now reported as its own segment. We have revised our historical figures to reflect these changes and the results I’ll be speaking of today include this new segment reporting. With that, I’ll take you through our fourth quarter and full year fiscal 2014 results.

Fourth quarter revenue was $7.4 million. That compares to $9.8 million in the fourth quarter last year and $7.9 million sequentially from the third quarter. Archive and e-discovery revenue was $4.4 million compared to $6.6 million last year and $4.8 million in the third quarter this year.

This revenue decrease is a result of several factors. First, as we’ve discussed on earlier calls we’re experiencing a decline in revenue due to the conclusion of a legal matter from our largest client. Additionally, we had fewer new deals as we work to transition our revenue model to a more subscription and multi-year pricing arrangement as adoption of these types of deals have been slower than we would like to see. Finally, we had a large product and services expansion with one of our US clients in Q3 as we discussed on our last call that was not repeated in the fourth quarter.

Revenue for the development database and migration tool segment was $3 million in Q4 this year. That compares to $3.2 million in Q4 last year and $3.1 million sequentially. Our revenue was in line with Q4 last year when you exclude revenue from the Composer mainframe product line which was sold in early fiscal 2014 and also exclude the timing impact of certain maintenance renewals. Sequentially, revenue was slightly lower as we saw strong consulting revenue from two large customers in Q3 which did not repeat this quarter. This segment does continue to generate healthy returns of a 44% adjusted EBITDA margin on a stand-alone basis.

Total operating expenses for the fourth quarter were $6.9 million, down compared to $9 million last year and $8.2 million in Q3. The sequential decrease was the result of the savings from our alignment efforts, which I’ll talk more about in a moment, as well as lower incentive compensation.

GAAP net income for the quarter was $163,000, or $0.01 per share, compared to $188,000, or $0.01 per share last year. Adjusted EBITDA was $1.6 million compared to $1.5 million last year and $1 million sequentially from Q3. The alignment changes positively impacted our adjusted EBITDA in Q4 with headcount savings of approximately $600,000 that was ahead of our estimate and real estate savings that were approximately $200,000.

If you recall, we took a charge in the third quarter related to the closure of our New York and San Francisco offices. During the fourth quarter we took an additional charge of $485,000, primarily related to a change in our estimate to lease abandonment accrual as we extended the commencement date for sublease of some of the space. We expect to complete the sublease of all of these offices by the end of Q1. Non-GAAP net income for the quarter was up to $1.1 million, or $0.07 per share, compared to $610,000, or $0.03 per share last year.

Moving on now to the full year results, fiscal 2014 total revenue was $31 million compared to $40.2 million in fiscal 2013. Total archive and e-discovery revenue was $19.3 million compared to $26.1 million last year. This full year change is the same as what I described earlier related to the decreases we experienced in Q3.

Development, database and migration tools revenue was $11.6 million compared to $14.1 million last year. This decline is again related to the sales of the Composer mainframe product line and a decline in maintenance revenue is expected as a large maintenance contract which accounted for approximately $800,000 in fiscal 2013 was not renewed. We did, however, see approximately $200,000 in increased product license revenue year-over-year.

For the full year, GAAP net loss was $1.6 million, or a $0.10 loss per share, compared to GAAP net income of $532,000, or $0.01 per share, in the prior year. Adjusted EBITDA for the full year was $4.3 million, down due to the decrease in revenue compared to $6.5 million last year. However, with the cost we’ve taken out of the business, the consolidated EBITDA margin for the fourth quarter was up to 22% compared to 16% last year and 13% in the third quarter of this year. Non-GAAP net income for the year was $1.7 million, or $0.10 per share, compared to non-GAAP net income last year of $3.2 million, or $0.19 per share.

Moving on to the balance sheet, we’ve delivered a strengthened position due to the actions we took during the year to align the business and run more efficiently and we continue to experience solid cash generation from the operations. The April 30, 2014 cash balance was $7.2 million compared to $5.5 million in the same period last year and compared to $4 million in January of 2014. Our total debt outstanding was $15 million, a $2.7 million decrease from April 30th of last year and we expect to make payments of approximately $2.2 million during Q1 of fiscal 2015 which will bring our total debt below $13 million.

Cash flow from operations for fiscal 2014 was $4.4 million, an increase of approximately $300,000 over last year. This improvement is the result of the strong collection activity during the year and in particular, the fourth quarter. The actions we’ve taken this year have certainly improved the health of our balance sheet and we are on track to deliver the estimated annualized headcount savings of $1.7 million and the annualized real estate savings of $700,000 related to the alignment. With all of this, we’re in a more solid position to make the investments in sales and marketing this coming year to assist us in returning to top line growth again.

With that, I’ll now turn the call back over to Tim.

Tim Bacci – CEO
Thanks, Susan. Well, look, we made some bold and, in hindsight, correct decisions last year with the alignment of our business. We’re in three high growth markets (mobile enterprise development, e-discovery and information governance) each with an expected compound annual growth rate through 2017 of 39%, 17% and 14% respectively. The evolution of our company from project and annual maintenance to subscription and multi-year agreements takes time. It’s our job to execute. We have great customers and products, we have good margins, solid cash flow, a great team and growing market opportunities. We look forward to updating you on future progress.

With that, operator, we’ll open the call for questions.

Operator
We’ll hear first from Jim Zimmerman with Lowell Capital.

<Q>: I guess I’m very impressed with the cash generation of the business and the deleveraging. Can you guys talk a little bit about the potential for the continued improvement in the balance sheet going forward as you look over the next year or two, what the driver of that would be and what would be the plusses and minuses with regard to that because your net debt number’s coming down pretty fast here, which is always something I like to see.

Susan Conner – CFO
Yes. Jim, I’ll make a few comments and Tim may add a few as well, but yes, a big piece of what we experienced with the improvement on the balance sheet around the cash side was focused on, as I mentioned during my comments, a lot of our heavy push in collection efforts. So as you know, when you do that one time you don’t necessarily get the feedback quarter after quarter after quarter. Now, of course we’re going to stay very vigilant and diligent on all of our collection of our receivables, but we may not see as big of a, you know, spike with that.

Now, we always make our excess cash flow payment on our debt in the first quarter following our year end. So as I also said on my comments, we will be making that $2.2 million payment in the first quarter. Now, having said that, though, as we position ourselves for continued what we hope to return to top line growth on the revenue, then that’s going to allow us to continue to generate that same or better cash flow so that we continue the debt pay down. So we delivered the EBITDA we had this year. Of course, we’re always looking to increase that EBITDA for our shareholders and with that, you know, certainly like to be aggressive on trying to get that debt paid down as quickly as we can.

Tim Bacci – CEO
Yes, Jim [indiscernible]. You’re probably seeing the same thing, that there’s a lot of leverage in the business here, you know, due to some of the changes that we’ve made over the course of time. So arguably, that’s a little bit of the distraction from the top line. Now the focus will be growing the business on each respective side and I think, you know we’ll see some pretty impressive cash generation as a result of that.

<Q>: I mean, it would seem, Tim, like if you guys can hold your EBITDA margin or even improve it and you’re talking if things go okay, as planned, you can see some top line growth here, I mean it would seem like you got a shot to, if things go right, have year-over-year EBITDA grow in ’15. Am I thinking about that right or what am I missing there?

Tim Bacci – CEO
Yes. No, yes, you are. I think you’ll see some EBITDA growth if we, you know execute against plan, you know, putting the financial hat on for a second. We’re now in single digits net debt, which is a big milestone for this company.

<Q>: Yes.

Tim Bacci – CEO
I’d like to see, especially from where we came from just a few short years ago and I like what I’m seeing, what we’re seeing in the EBITDA margin expansion. So that’s the right direction.

<Q>: And one other question. In terms of the programs you’re pursuing to drive the top line, it would seem like those are not capital intensive or I mean, there are some expenses required there. Can you just talk about your ability, how you’re monitoring your return on investment there, whether it’s operating expenses or new capital expenses? And I just have one more and that’ll be it.

Tim Bacci – CEO
Sure. No. So look at the business as two distinct businesses. So starting with the Gupta business with our new product launch of TD Mobile, that’s a software product. The development is completed. We’re actually going into new versions that we’re launching out in the coming quarters and you know, that has, we’d expect, in terms of gross margins for a software product and very little cap ex going forward in terms of how to begin to grow that business. So we’re looking for some good results on that, out of that going forward.

On the other side, you know, we’ve been very conservative, investing as necessary, but conservative with what we’re doing with R&D and other things in terms of development and we have an existing product that we continue to optimize. It’s not like we’re spending with a new product in going after a new market. We are syncing some investment dollars into, as mentioned, moving to a cloud-based managed archive which I think is critically important for the market, and that has the added benefit of shortening the sales cycle once that’s completed.

<Q>: And last question. Have we seen the full quarterly benefit of these operating expense reductions in this quarter or might we see more benefit there? I know you’re reinvesting some of that on the sales side. Just an update on that.

Susan Conner – CFO
Yes, you will see the complete full benefit as we roll into the first quarter of FY15, but if we’re thinking about the business today, yes, the benefit [indiscernible] realized and as I commented, what we were hoping to see, we clearly have seen in the numbers.

<Q>: Okay, but we haven’t seen the full benefit in Q4 here.

Susan Conner – CFO
You’ve seen probably 85% of the benefit in the numbers in Q4, yes.

Operator
It appears we have no further questions in our phone queue at this time. Ladies and gentlemen, that does conclude the question and answer session. Daegis would like to thank you for your participation. You may now disconnect and have a pleasant day.